AMENDMENT NO. 3 TO INVESTMENT SUBADVISORY AGREEMENT
This Amendment (“Amendment”) to the Agreement (defined below), is effective as of May 1, 2014, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Payden & Rygel, a Delaware corporation (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust.
          WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into an Investment Subadvisory Agreement effective as of October 27, 2007, as amended April 3, 2009 and September 28, 2009, with respect to the Vantagepoint Diversifying Strategies Fund (formerly the Vantagepoint Diversified Assets Fund), a series of The Vantagepoint Funds (the “Agreement”);
          WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to further amend the Agreement as set forth below.
          NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1.	Schedule A, Fee Schedule shall be replaced in its entirety with the schedule attached to this Amendment.

2.	The listing of Key Personnel in Section 2(d) of the Agreement is hereby deleted and replaced with the following:

Key Personnel:	Brian W. Matthews
Mary Beth Syal
Asha B. Joshi
3.	All other provisions of the Agreement remain in full force and effect.

4.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

5.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT:
THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Diversifying Strategies Fund

By:	/s/ Angela Montez

Angela Montez, Secretary

Date:	4/14/2014

	Approved by:	/s/ Wayne Wicker

Wayne Wicker, Chief Investment Officer and Manager Vantagepoint Investment Advisers, LLC

Date: 4/14/2014

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez

Angela Montez, Assistant Secretary

Date:	4/14/2014

	Approved by:	/s/ Wayne Wicker

Wayne Wicker, Chief Investment Officer and Manager Vantagepoint Investment Advisers, LLC

Date: 4/14/2014
     PAYDEN & RYGEL

By:	/s/ Brian W. Matthews

Title:	Brian W. Matthews, Managing Principal
Date:	April 15, 2014

Schedule A
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS
Fee Schedule
For
Payden & Rygel
DIVERSIFYING STRATEGIES FUND
Fee Schedule for Payden & Rygel’s Low Duration Plus Strategy Portfolio
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.

First	$200 million	0.10 percent
Next	$100 million	0.09 percent
Over	$300 million	0.08 percent
Fee Schedule for Payden & Rygel’s Enhanced Equity Strategy Portfolio
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.

First	$250 million	0.150 percent
Next	$250 million	0.125 percent
Next	$250 million	0.100 percent
Over	$750 million	0.075 percent